EXHIBIT 12.1





                  TOWN & COUNTRY CORPORATION AND SUBSIDIARIES
          HISTORICAL AND PRO FORMA RATIOS OF EARNINGS TO FIXED CHARGES


                 Historical Ratio of Earnings to Fixed Charges
                                 (in thousands)

                                             Fiscal Year Ended                Fiscal Quarter Ended
                                                (Unaudited)                        (Unaudited)
                             ------------------------------------------------- ------------------
                              2/28/90   2/28/91   2/29/92   2/28/93   2/27/94   5/30/93   5/29/94
                             --------  --------  --------  --------  --------  --------  --------
Fixed charges:
Interest expense (in-
  cluding amortization
  of debt discount and
  and expense)..........     $ 26,662  $ 28,561  $ 25,067  $ 20,093  $ 14,045  $  4,844  $  2,656
Interest element of
  rental expense........          908       910       338       430       397       116        96
                             --------  --------  --------  --------  --------  --------  --------
Total...................     $ 27,570  $ 29,471  $ 25,405  $ 20,523  $ 14,442  $  4,960  $  2,752
                             ========  ========  ========  ========  ========  ========  ========
Earnings:
Net income (loss).......     $  6,613  $  1,249  $(19,018) $(47,296) $  3,138  $   (499) $ (2,478)
Extraordinary gain......           --    (1,885)     (726)       --        --        --        --
Equity in net income of
  Little Switzerland(1).           --        --    (1,487)   (1,914)   (1,106)     (315)     (353)
Provision for income
  taxes.................        2,834     1,791     3,252       956     1,010        52       419
Fixed charges...........       27,570    29,471    25,405    20,523    14,442     4,960     2,752
                             --------  --------  --------  --------  --------  --------  --------
Total...................     $ 37,017  $ 30,626  $  7,426  $(27,731)   17,484     4,198       340
                             ========  ========  ========  ========  ========  ========  ========
Ratio of earnings to
  fixed charges(2)......         1.34x     1.04x       --        --      1.21x       --        --



                                                                    EXHIBIT 12.1


                  TOWN & COUNTRY CORPORATION AND SUBSIDIARIES

          HISTORICAL AND PRO FORMA RATIOS OF EARNINGS TO FIXED CHARGES
                                  (Continued)


                                                Pro Forma Ratio of Earnings
                                                     to Fixed Charges
                                                      (in thousands)

                                                    Fiscal Year Ended
                                                    February 27, 1994
                                                       (Unaudited)
                                           -------------------------------------
                                                              Pro Forma
                                           Pro Forma          for the
                                           for the            Little Switzerland
                                           Recapitalization   Exchange
                                           ----------------   -----------------
 Fixed charges:
 Interest expense (including
   amortization of debt discount
   and expense) ....................       $         12,540   $           12,540
 Interest element of rental
   expense .........................                    397                  397
                                           ----------------   ------------------
 Total .............................       $         12,937   $           12,937
                                           ================   ==================
 Earnings:
 Net income.........................       $          4,643   $            3,537
 Equity in net income of Little
   Switzerland(1) ..................                 (1,106)                 --
 Provision for income taxes ........                  1,010                1,010
 Fixed charges .....................                 12,937               12,937
                                           ----------------   ------------------
 Total .............................       $         17,484   $           17,484
                                           ================   ==================
 Ratio of earnings to fixed
   charges(2) ......................                   1.35                 1.35

- ------

(1) Reflects equity in net income of Little Switzerland, Inc. subsequent to the sale by the Company of 68% of its ownership interest. (See Note 1 of Notes to Consolidated Financial Statements.)

(2) Calculated by dividing total earnings by total fixed charges for the period. For the years-ended February 29, 1992, and February 28, 1993, the Company's earnings before fixed charges were insufficient to cover fixed charges by approximately $18.0 million and $48.3 million, respectively. For the quarters ended May 30, 1993 and May 29, 1994, the Company's earnings before fixed charges were insufficient to cover fixed charges by approximately $0.8 million and $2.4 million, respectively.